Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
The Board of Directors
FuelCell Energy, Inc:
We consent to the use of our report dated January 8, 2016, with respect to the consolidated balance sheets of FuelCell Energy, Inc. and subsidiaries as of October 31, 2015 and 2014 and the related consolidated statements of operations and comprehensive income (loss), changes in equity (deficit) and cash flows for each of the years in the three-year period ended October 31, 2015 and the effectiveness of internal control over financial reporting as of October 31, 2015, incorporated by reference herein.
/s/ KPMG LLP
Hartford, Connecticut
May 3, 2016